Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces First Quarter Fiscal 2012 Operating Results

Revenues Increase 44.4%; Net Income at $0.05 Per Diluted Share

October 7, 2011	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the first quarter ended August 31, 2011. Sales for the three months ended August 31, 2011 increased $1,067,018, or 44.4%, to $3,471,485 compared to $2,404,467 for the same period last year. Net income for the first quarter ended August 31, 2011 was $137,028, or $.05 per diluted share, compared to a net loss of $112,625, or $.04 per diluted share, for the same period last year.

For the first quarter ended August 31, 2011, sales in the SBS Balancer segment increased $993,122, or 65.0%, to $2,520,539 from $1,527,417 in the first quarter of Fiscal 2011. Sales in the Measurement segment increased $73,896, or 8.4%, to $950,946 in the first quarter of Fiscal 2012 from $877,050 in the first quarter of the prior year. Sales of the Company’s balancer and laser-based measurement products increased from the prior period due primarily to higher volumes of shipments as the worldwide automotive and manufacturing industries continued to recover from the global economic downturn.

Gross margins for the first quarter have improved as compared to the same period in the prior year primarily due to a shift in product sales mix and the higher production volumes resulting in improved absorption of labor and overhead. Operating expenses increased during the first quarter of the current year primarily due to higher commissions related to the increased sales, higher personnel costs, higher sales and marketing expenses and higher stock-based compensation.

“We are pleased with the improvement we are seeing in both the Balancer and Measurement business segments this quarter. We are excited about the newer products we have developed and introduced over the past two years,” commented Wayne A. Case, CEO of Schmitt Industries. “These new product introductions have positioned the Company for new growth opportunities. We have also started to see increased sales of the Xact™ product line. We have recently signed a pricing contract with a major Canadian propane supplier while additional pricing and service contracts are being negotiated with other major North American propane suppliers. The Xact™ product line is expected to be an important contributor to the Company’s future growth,” Case concluded.

Jim Fitzhenry, President of Schmitt Industries, added, “As our financial results indicate, we are seeing a gradual recovery in our markets after a long period of decline. During this time period, we have been careful with our expenditures, focusing our resources on new product development and enhancing our sales organization and distribution channels. We have started to see the positive results of those investments as evidenced by two consecutive quarters of profitability. We are continuing to work hard to return the Company to consistent profitability while also monitoring developments in the global economy as it relates to manufacturing,” Fitzhenry concluded.

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of large liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Wayne Case and Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and the global financial crisis, the volatility of the Company’s primary markets, the Xact™ tank monitoring system’s commercial viability and our ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 31, 2011	May 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$2,674,074	$2,760,506
Accounts receivable, net of allowance of $21,541 and $21,580 at August 31, 2011 and May 31, 2011, respectively	1,973,304	1,831,811
Inventories	4,465,699	4,146,408
Prepaid expenses	151,094	166,779
Income taxes receivable	5,489	—

	9,269,660	8,905,504

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,698,555	1,582,936
Furniture, fixtures and equipment	1,203,087	1,199,143
Vehicles	113,963	129,330

	3,314,605	3,210,409
Less accumulated depreciation and amortization	(1,891,473)	(1,876,234)

	1,423,132	1,334,175

Other assets
Intangible assets, net	1,315,489	1,349,583

TOTAL ASSETS	$12,008,281	$11,589,262

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,088,103	$841,416
Accrued commissions	293,658	308,396
Accrued payroll liabilities	147,894	116,129
Other accrued liabilities	153,281	163,940
Income taxes payable	—	2,073

Total current liabilities	1,682,936	1,431,954

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,895,635 shares issued and outstanding at both August 31, 2011 and May 31, 2011	9,994,057	9,943,910
Accumulated other comprehensive loss	(245,719)	(226,581)
Retained earnings	577,007	439,979

Total stockholders’ equity	10,325,345	10,157,308

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,008,281	$11,589,262

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED AUGUST 31, 2011 AND 2010

(UNAUDITED)

	Three Months Ended August 31,
	2011	2010
Net sales	$3,471,485	$2,404,467
Cost of sales	1,763,581	1,304,721

Gross profit	1,707,904	1,099,746

Operating expenses:
General, administration and sales	1,512,190	1,107,450
Research and development	61,551	108,698

Total operating expenses	1,573,741	1,216,148

Operating income (loss)	134,163	(116,402)
Other income (expense)	9,438	(5,322)

Income (loss) before income taxes	143,601	(121,724)
Provision (benefit) for income taxes	6,573	(9,099)

Net income (loss)	$137,028	$(112,625)

Net earnings (loss) per common share:
Basic	$0.05	$(0.04)

Weighted average number of common shares, basic	2,895,635	2,894,802
Diluted	$0.05	$(0.04)

Weighted average number of common shares, diluted	2,967,264	2,894,802